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                                                                            6979



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              -------------------

                                   FORM 11-K


                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].

For the fiscal year ended       December 31, 1996
                         -----------------------------------------------------


                                       OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

     For the transition period from ______________ to ______________



                       Commission file number      0-9787
                                             -----------------------


     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
                                 Republic Industries, Inc.
                                 Retirement Savings Plan
                               -------------------------------------


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                                            Republic Industries, Inc.
                                            450 East Las Olas Boulevard
                                            Fort Lauderdale, FL   33301
                                          ---------------------------------
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The financial statements required to be filed as part of this Form 11-K shall be filed within 180 days of the fiscal year end of the Republic Industries, Inc. Retirement Savings Plan in accordance with General Instruction A of Form 11-K.
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                                   SIGNATURES

        THE PLAN.  Pursuant to the requirements of the Securities Exchange
Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Republic Industries, Inc.
                                        Retirement Savings Plan
                                        --------------------------------------
                                                (Name of Plan)


Date:   March 31, 1997                  By: /s/ Courtland D. Peddy
     ----------------------                -----------------------------------
                                           Courtland D. Peddy
                                        Title: Plan Administrator